Exhibit 99.1

FOR IMMEDIATE RELEASE                          Investor/Media Contact:
                                               Deborah Loeb Bohren 212-476-3552

WELLCHOICE LAUNCHES POINT OF SERVICE (POS) PRODUCT

NEW YORK (4/14/2003) - WellChoice, Inc. (NYSE: WC) announced today that its Empire Blue Cross Blue Shield subsidiaries have launched a point of service
(POS) product for employer groups of two to 50 employees. The product, Direct POS, is available for coverage effective June 1, 2003.

"We believe that our new POS product, with its exceptionally flexible plan design and access to the largest HMO network in New York, combined with competitive pricing, compliments our existing product portfolio and will be very attractive to small employers," said Michael A. Stocker, M.D., President and CEO.

Flexibility is integral in the Direct POS plan design. Members have the ability to utilize services on an in- or out-of-network basis. For in-network benefits, members have access to Empire's HMO network of 141 hospitals and over 50,000 provider sites, the largest HMO network in New York, plus an additional 50 hospitals and 10,000 provider sites in the contiguous counties of New Jersey and Connecticut. In addition, Direct POS is an open access product that allows members to self-refer to any in-network provider. Employers have the flexibility of selecting any one of 12 different co-pay and coinsurance options that best meets their specific needs.

Approval for a similar POS product for employer groups 51+ is currently pending with the New York State Department of Insurance.

WellChoice, Inc. is the largest health insurance company in the State of New York based on PPO and HMO membership. WellChoice has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 counties in the New York City metropolitan area and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Cautionary Statements

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results relating to Direct POS. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company's control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: the company's ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management, product design and negotiation of favorable provider reimbursement rates; the company's ability to maintain or increase the company's premium rates; possible reductions in enrollment in the company's health insurance programs or changes in membership mix; the regional concentration of the company's business; and the impact of health care reform and other regulatory matters. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the company's filings with the Securities and Exchange Commission, including the risk factors contained in WellChoice's Form 10-K for the fiscal year ended December 31, 2002.